                                                                 EXHIBIT 10.1.a


                         EXECUTIVE SEVERANCE PAY PLAN
                            OF AGL RESOURCES INC.
                         ----------------------------

                                 Introduction


        AGL Resources Inc., a Georgia corporation (the "Company"), hereby establishes the Executive Severance Pay Plan of AGL Resources Inc., effective as of May 15, 1996, to provide certain executives of the Company or its Subsidiaries with severance benefits in the event of specific types of Terminations as (hereinafter defined) which occur within twelve months after a Change in Control (as hereinafter defined).


                            Section 1. Definitions

        1.1     "Board" means the Board of Directors of the Company.

        1.2 "Bonus" means the highest aggregate amount of bonuses paid in any calendar year to a Named Executive under the Company's Variable Companesation Plan and/or any other cash bonus plans during the three (3) calendar years preceding any Change in Control.

        1.3 "Cause" means (i) the Named Executive's continued failure to substantially perform the duties and responsibilities of the Named Executive's office after written notice from the Company setting forth the particulars of such failure and a reasonable opportunity, but not less than ten (10) business days to cure; (ii) the Named Executive's fraud, dishonesty or willful malfeasance in connection with the Named Executive's employement with the Company which results in material harm to the Company; or (iii) the Named Executive's plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, in each of (i) through (iii) above, upon 30 days written notice to the Named Executive to be heard by the Board and the good faith determination by at least two-thirds of the Company's non-employee directors that Cause exists.

        1.4     "Change in Control" shall be deemed to have occurred when:

                (i) any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities (unless the event causing the 10% threshold to be crossed is an acquisition of securities directly from the Company); or

        (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of 50% or more of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction owns at least 80% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of the Company's assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

        (iii) within any twenty-four month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at lease two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).

        1.5.   "Code" means the Internal Revenue Code of 1986, as amended.

        1.6. "Committee" means the Compensation Committee appointed by the Board, or in lieu of such Committee, the Board's designee.

        1.7. "Company" means AGL Resources Inc., a corporation incorporated under the laws of the State of Georgia.

        1.8. "Compensation" means the amount per annum that a Named Executive was paid or provided by the Company as base salary or wages (including any amounts received under the Company's Executive Allowance Fund, but excluding all bonuses, commissions, overtime, and other forms of special or incentive remuneration) immediately prior to (i) the date of Termination or (ii) if higher, the date of the Change in Control.

        1.9. "Disability" means the Named Executive's absence from full-time performance of the Named Executive's duties pursuant to a determination made in accordance with the procedures established by the Company in connection with the Company's long-term disability benefits plan, which plan was in effect immediately prior to the Change in Control, that the Named Executive is disabled as a result of incapacity due to physical or mental illness.

        1.10. "Employer" means the Company and any of its subsidiaries which employs a Named Executive.

        1.11. "Good Reason" shall mean the occurrence, within 12 months after a Change in Control, of any of the following without the Named Executive's express written consent:

        (i) any material diminution in the Named Executive's position, duties or responsibilities with the Company from those in effect immediately prior to the Change in Control or which would constitute a material adverse alteration in the Named Executive's duties, responsibilities or other conditions of employment from those in effect immediately prior to the Change in Control; or

        (ii) any adverse change in the Named Executive's salary and incentive compensation from the salary and incentive compensation in effect immediately prior to the Change in Control; or

        (iii) any failure by the Company either to continue in effect, or to provide reasonably similar retirement, savings, medical, dental, accident, disability and life insurance plans and any other similar benefits, policy or program in which the Named Executive was a participant immediately prior to the Change in Control; or

        (iv) any relocation of the Named Executive's employment to a location in excess of 35 miles from the location at which the Named Executive was based immediately prior to the Change in Control.

        1.12 "Named Executive" means any individual named by the Committee as shown on Schedule 1 attached hereto.

        1.13 "Month" means the period of time starting on a date in any calendar month and continuing until the day before the corresponding date in the next calendar month.

        1.14 "Notice of Termination" means a written notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Named Executive's employment under the provisions so indicated. For purposes of this Plan, no purported termination shall be effective without such Notice of Termination having been given.

        1.15 "Parachute Payment" means any payment deemed to constitue a "parachute payment" as defined in Section 280G of the Code.

        1.16 "Plan" means this Executive Severace Pay Plan of AGL Resources Inc., as set forth in this document, as amended from time to time.

        1.17 "Potential Change in Control" shall be deemed to have occurred if.

        (i) any "person" as definded in Section 3 (a) (9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), commences a tender offer for securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities; or

        (ii) the Company enters into an agreement the consummation of which will constitute a Change in Control; or

        (iii) proxies for the election of directors are solicited by anyone other than the Company; or

        (iv) any other event occurs which is deemed to be a Potential Change in Control by the Board.

        1.18  "Severance Pay" means the amounts, if any, payable under Section
3.1 of this Plan to a Named Executive upon Termination.




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                                                                               5

        1.19 "Termination" means a Named Executive's involuntary termination of employment with the Employer without Cause or voluntary termination by the Named Executive for Good Reason within twelve (12) months after the occurence of a Change in Control. Termination shall not include any termination of employment by reason of death, Disability or voluntary (normal) retirement of the Named Executive.

                           Section 2.  Eligibility

         2.1 Any salaried employee who performs a key function for the Company shall be eligible to be designated as a Named Executive and each Named Executive shall participate in the Plan. The Committee may, from time to time, add or remove individuals as Named Executives; provided, however, in no event shall the Committee remove any individual after a Potential Change in Control or a Change in Control.


                             Section 3.  Benefits

        3.1 Severance. As soon as practicable after the date of Termination, but in any event no later than 10 business days following such termination, the Company shall pay or cause to be paid to the Named Executive, a lump sum cash amount equal to the sum of (i) the Compensation and (ii) the Bonus. In addition, at the time of the above payment, the Named Executive shall be entitled to an additional lump sum cash payment equal to the sum of (i) the Compensation and (ii) the Bonus, multiplied by a fraction, the numerator of which is the appropriate "Additional Months" from the schedule below and the denominator of which is 12.


================================================================================
  IF, FOLLOWING A CHANGE IN CONTROL,
       SUCH TERMINATION OCCURS                      ADDITIONAL MONTHS
--------------------------------------------------------------------------------
Within the first month                                    12

Within the second month                                   11

Within the third month                                    10

Within the fourth month                                    9

Within the fifth month                                     8

Within the sixth month                                     7

Within the seventh month                                   6

Within the eighth month                                    5

Within the ninth month                                     4

Within the tenth month                                     3

Within the eleventh month                                  2

Within the twelfth month                                   1

After the twelfth                                          0
================================================================================

        3.2 Additional Payments and Benefits. The Named Executive shall be entitled to (i) continued medial, dental and life insurance coverage for the named Executive and the Named Executive's eligible dependents on the same basis as in effect prior to the Change in control or the Named Executive's Termination of employment, whichever is deemed to provide for more substantial benefits, until the earlier of (A) twelve (12) months after the Named Executive's Termination or (B) the commencement of comparable coverage with a subsequent employer; provided, however, that such continued coverage shall not count against any continued coverage required by law; (ii) immediate 100% vesting of all outstanding stock options, stock appreciation rights and restricted stock, (iii) payment of pro rata target bonus under each of the Company's bonus plans, based on the number of days employed or, if greater, the full actual bonus earned under such bonus plan through the date of employment Termination; and (iv) a lump sum cash amount equal to the difference between
(A) the actuarial equivalent of the additional benefit that would have accrued under the Company's retirement plans if the Named Executive's employment continued for a period of twelve (12) months from the date of Termination, and (B) the actuarial equivalent of the Named Executive's actual retirement benefits. In determining the actuarial value for purposes hereof, the actuarial assumptions and methods used in the Company's retirement plans shall be utilized. In the event that there is any issue concerning the application of such assumptions or methods, the Company shall in good faith make any reasonable determination or decision necessary to resolve such discrepancy. Any payment of additional benefits pursuant to this
Section 3.2(iv) shall be paid from assets of the Company, not from assets of any retirement plan.

        3.3 Outplacement. If so requested by the Named Executive, outplacement services shall be provided by a professional outplacement provider, in accordance with existing Company policy, but in not event shall such services be less than under Company policy prior to the Change in Control; provided, however, if the Company has no such policy, such outplacement services shall be provided at a cost to the Company of not more than 25% of the Named Executive's Compensation.

        3.4  Withholding.  Payments and benefits provided pursuant to this
Section 3 shall be subject to any applicable payroll and other taxes required to be withheld.

        3.5 Parachute Payment Limitation. If any payment or benefit to the Named Executive under this Plan would be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") and if, after reduction for any applicable federal excise tax imposed by Code Section 4999 (the "Excise Tax") and federal income tax imosed by the Code, the Named Executive's net proceeds of the amounts payable and the benefits provided under this plan would be less than the amount of the Named Executives net proceeds resulting from the payment of the Reduced Amount described below, after reduction for federal income taxes, then the amount payable and the benefits provided under this Plan shall be limited to the Reduced Amount. The "Reduced Amount" shall be the largest amount that could be received by the Named Executive under this Plan such that no amount paid to the Named Executive under this Plan and any other agreement, contract, or understanding heretofore or hereafter entered into between the Named Executive and the Company (the "Other Agreements") and any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect provision of compensation to the Named Executive (including groups or classes of participants or beneficiaries of which the Named Executive is a member), whether or not such compensation is deferred, is in cash; or is in the form of a benefit to or for the Named Executive (a "Benefit Plan") would be subject to the Excise Tax. The Reduced Amount shall be calculated by a nationally recognized benefit consulting or accounting firm (the "Firm"), which amount shall be presented to the Named Executive for review and approval. In the event that the amount payable to the Named Executive shall be limited to the Reduced Amount, then the Named Executive shall have the right, in the Named Executive's sole discretion, to designate those payments or benefits under this Plan, any Other Agreements, and/or any Benefit Plans, that should be reduced or eliminated so as to avoid having the payment to the Named Executive under this Plan be subject to the Excise Tax.

        In the event that the Internal Revenue Service claims that any payment or benefit received under this Plan constitutes an "excess parachute payment," within the meaning of Section 280G(b) (1) of the Code, the Named Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but no later than 10 business days after the Named Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Named Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Named Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Named Executive in writing prior to the expiration of such period that it desires to contest such claim, the Named Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim;
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonable selected by the Company and reasonably satisfactory to the Employee; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Named Executive harmless, on a after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

        The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Named Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Named Executive agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Named Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Named Executive on an interest-free basis, and shall indemnify and hold the Named Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Named Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Named Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Section 280G of the Code and the Named Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Named Executive's consent if such position or resolution could reasonably be expected to adversely affect the Named Executive (including any other tax position of the Named Executive unrelated to matters covered hereby).

        If, after the receipt by the Named Executive of an amount advanced by the Company in connection with the contest of the Excise Tax Claim, the Named Executive becomes entitled to receive any refund with respect to such claim, the Named Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company or it is otherwise determined for any reason that additional amounts could be paid to the Named Executive without incurring any Excise Tax, any such amount will be promptly paid by the Company to the Named Executive. If, after the receipt by the Named Executive of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that the Named Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Named Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid and shall be deemed to be in consideration for services rendered after the Termination.

3.6.  Nonqualified Retirement and Deferral Plan Benefits.

Through an a agreement (the "Trust Agreement") with any corporate Trustee selected by the Company and reasonably acceptable to a majority in interest of Named Executives (the "Trustee"), the Company shall establish an irrevocable rabbi trust (the "Trust") to hold assets in reserve for the discharge of the Company's obligations to each Named Executive under the Excess Benefits Plan and any other nonqualified retirement or deferred compensation plan for which no Rabbi Trust has already been established (the "Plans") in the event that a Change in Control occurs. Upon execution of the Trust Agreement, the Company shall deliver cash in an amount necessary to establish a trust under applicable laws to the Trustee to be held uninvested prior to a Change in Control. After a Change in Control, the Trustee shall not be changed without the written consent of a majority in interest of Named Executive.

Upon a Change in Control, all benefits of the Plans shall become 100% vested and funded in the Trust. Within 15 business days after a Change in Control, the Company shall deliver to the Trustee a contribution of cash or cash equivalents in an amount equal to the present value of the Named Executive's accrued benefits under the Plans. In addition, the Company shall deliver to the Trustee payment schedules indicating either the amounts payable, to, or on behalf of, the Named Executive or providing a formula or instructions for determining the amounts so payable, the person or persons to whom payable, the form in which sum amounts are to be paid (in accordance with the terms of the Plans) and the time of the commencement of the payment of such benefits. In years following the Change in Control, the Company shall deliver to the trustee annual contributions in an amount necessary to maintain the Trust's fully funded status. All contributions to the Trust shall be invested in accordance with the terms of the Trust Agreement.

The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of each Named Executive and general creditors. The Named Executive and his Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of insolvency.

                    Section 4.  Administration of the Plan

        4.1. (a) The Committee shall be the Plan administrator. In addition to any other powers granted to the Committee under the Plan, the Committee shall have the exclusive right, power and authority to interpret, in its sole discretion, any and all of the provisions of the Plan; to establish claims and appeals procedures in accordance with Section 4.1(b) below; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for Severance Pay arising under the Plan, including, without limitation, the determination of a termination for Cause. Any decision or action of the Committee shall be final, conclusive and binding on all interested parties.

        (b) If any Named Executive believes he is entitled to benefits in an amount greater than those which he is receiving or has received, he may file a claim with the Committee. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Committee shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, given written notice by registered or certified mail to the claimant of the Committee's decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The notice of the Committee's decision with respect to the claim shall be written in a manner intended to be understood by the claimant and, if the claim is wholly or partially denied, set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan. The Committee shall also advise the claimant that he or his duly authorized representative may request a review by the Committee of the denial by filing with the Committee, within 60 days after notice of the denial has been received by the claimant, a written request for such review. The claimant shall be informed that he may have reasonable access to pertinent documents and submit comments in writing to the Committee within the same 60-day period. If a request is so filed, review of the denial shall be made by the Committee within, unless special circumstances require an extension of time, 60 days after receipt of such request, and the claimant shall be given written notice of the final decision. If special circumstances require an extension of time, the claimant shall be so advised in writing within the 60-day period and in no event shall such an extension exceed 60 days. The notice of the final decision shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based and shall be written in a manner intended to be understood by the claimant.

                          Section 5.  Miscellaneous

        5.1. The Board reserves the right, upon unanimous written consent or a majority vote of the directors present, in person or by telephone, at a meeting of the Board, to modify, amend or terminate the Plan in whole or part, without notice at any time, and benefits hereunder, whether in an individual case or more generally, may be altered, reduced, or eliminated by the Board; provided, however, in no event shall the Board, or any successor to such Board, modify, amend or terminate the Plan after the a Change in Control or a Potential Change in Control; provided, however, that the Board may modify, amend or terminate this Agreement under this Section 5.1 upon (i) a good faith determination by the Board that the events giving rise to a Potential Change in Control will not result in the occurrence of a Change in Control or (ii) receipt by the Company of a written notice from the Named Executive, given after the first anniversary of the occurrence of a Potential Change in Control (but prior to the occurrence of Change in Control), that the Named Executive consents to the Board having the right to modify, amend or terminate the Plan. All modifications of, or amendments to, the Plan shall be in writing.

        5.2. Neither the establishment of the Plan nor any action of the company, the Committee, or a fiduciary shall be held or construed to confer upon any person any legal right to continue employment with the Company. The Company expressly reserves the right to discharge any employee whenever the interest of the Company, in its sole judgement, may so require, without any liability, except as provided pursuant to this Plan Document, on the part of the Company, the Committee, or any fiduciary.

        5.3. Benefits payable under the Plan shall be paid out of the general assets of the Company, and are not required to be funded in any manner, although the Company may set aside amounts in respect of, or fund benefits payable hereunder. Benefits payable to a Named Executive will represent an unsecured claim by such Named Executive against the general assets of the Company.

        5.4. Any payments to a Named Executive under this Plan shall be reduced by any other payments under any other severance plan or any other employment agreement which such Named Executive is eligible to receive.

        5.5. Except to the extent required by law benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, levy, attachment or other legal process, encumbrance, commutation or anticipation by the Named Executive and any attempt to do so shall be void.

        5.6. This Plan shall be interpreted and applied in accordance with the laws of the State of Georgia (without reference to rules relating to conflicts of laws), except to the extent superseded by applicable federal law.

        IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers and its corporate seal to be affixed hereto, all as of the date first above written


                              AGL RESOURCES INC.

                              By:  /s/ David R. Jones
                                 --------------------
                                   Title:  President & CEO


                              Attest: /s/ D. Raymond Riddle
                                     ----------------------
                                   Title:  Board of Directors

                                       [CORPORATE SEAL]

                                  SCHEDULE I

                               NAMED EXECUTIVES
                                    IN THE
                         EXECUTIVE SEVERANCE PAY PLAN
                            OF AGL RESOURCES INC.

Peter L. Banks

Isaac Blythers

Jerry B. Brown

Mark D. Caudill

Verlene P. Cobb

James W. Connally

Stephen J. Gunther

Michael D. Hutchins

Charlie J. Lail

Catherine Land-Waters

John H. Mobley, Jr.

Charles C. Moore, Jr.

H. Edwin Overcast

Melanie M. Platt

Clayton H. Preble

James M. Riley

James S. Thomas, Jr.

Richard H. Woodward, Jr.

Marvin M. Wyatt, Jr.